Exhibit 2.5

THIRD AMENDMENT TO THE SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

MOGULREIT I, LLC

This THIRD AMENDMENT (this “ThIRD Amendment”) TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MOGULREIT I, LLC (the “Company”) is made and entered into as of this 19th day of June, 2020, by and between RM Sponsor LLC, a California limited liability company (“RM Sponsor”), and RM Adviser, LLC (the “Manager”).

WHEREAS, the Company was formed under the Delaware Act under the name “Realty Mogul DigiREIT I, LLC,” pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on March 2, 2016, and a Limited Liability Company Agreement of the Company, dated as of March 2, 2016 (the “Original Operating Agreement”), between Realty Mogul, Co. (the “Initial Member”), as the sole member, and RM Adviser, LLC, as the manager;

WHEREAS, pursuant to the filing of an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware on March 16, 2016 and upon the execution of Amendment No. 1 to the Original Operating Agreement, the name of the Company was changed to “MogulREIT I, LLC”;

WHEREAS, pursuant to the Assignment, Admission and Amendment Agreement, dated as of July 15, 2016, (i) the Initial Member transferred its entire limited liability company interest in the Company to RM Sponsor, (ii) RM Sponsor was admitted as a member of the Company, (iii) contemporaneously upon such admission, the Initial Member ceased to be a member of the Company, and (iv) the Company continued without dissolution;

WHEREAS, on July 15, 2016, (i) RM Sponsor and the Company entered into a Share Purchase Agreement, pursuant to which RM Sponsor purchased and was issued 250 Common Shares, and (ii) the Manager and RM Sponsor amended and restated the Original Operating Agreement in its entirety pursuant to the execution of the Amended and Restated Limited Liability Company Agreement of the Company (the “Amended Agreement”);

WHEREAS, on August 4, 2016, RM Sponsor and the Manager amended and restated the Amended Agreement in its entirety pursuant to the execution of the Second Amended and Restated Limited Liability Company Agreement of the Company (the “Second Amended Agreement”);

WHEREAS, on November 27, 2018, RM Sponsor and the Manager amended the Second Amended Agreement pursuant to the execution of the First Amendment to the Second Amended Agreement (the “First Amendment”);

WHEREAS, on October 29, 2019, RM Sponsor and the Manager further amended the Second Amended Agreement pursuant to the execution of the First Amendment to the Second Amended Agreement (the “Second Amendment”);

NOW THEREFORE, RM Sponsor and the Manager hereby modify and amend the Second Amended Agreement, as amended by the First Amendment, as follows:

1. Section 1.1. The following term is added to Section 1.1 of the Second Amended Agreement:

“Total Equity Value” shall mean the then current NAV per share, multiplied by the number of our common shares outstanding.

2. Section 5.10. The following amends and replaces Section 5.10 of the Second Amended Agreement in its entirety.

Section 5.10 Fees Payable to the Manager or its Affiliates. The Manager or its Affiliates shall be entitled to receive the fees set forth in this Section 5.10. The Manager or its Affiliates, in their sole discretion, may defer or waive any fee payable to it under this Agreement. All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

(a) Asset Management Fee to the Manager. Asset management fee payable monthly in arrears equal to an annualized rate of 1.00%, which will be based on the Total Equity Value.

(b) Servicing Fee. Servicing fee equal to 0.50% paid to an RM Lender for the servicing and administration of loans and preferred equity investments held by the Company. The servicing fee shall be calculated as an annual percentage of the principal balance of the asset plus accrued interest.

(c) Special Servicing Fee. Special servicing paid to an RM Lender for the servicing of any non-performing debt or preferred equity investment at an annualized rate of 1.00%, which will be based on the original value of such non-performing debt or preferred equity investment and any additional amounts associated with such investment. Whether an investment is deemed to be non-performing is in the sole discretion of the Manager.

(d) Buyer’s Real Estate Brokerage Fee / Real Estate Due Diligence Fee. Fee paid to the Manager or an Affiliate of the Manager in an amount up to 3% of the total contract purchase price of the property, paid by a special purpose entity in which the Company invests. The Company will not be entitled to this fee.

(e) Financing Coordination Fee and Credit Guarantee Fee. Financing coordination fee and credit guarantee fee to an Affiliate of the Manager or personnel affiliated with the Manager, of up to 1.0% of the financing amount for services provided in connection with arranging debt or providing a credit guarantee in connection with financing, paid by a special purpose entity in which the Company invests. The Company will not be entitled to this fee.

(f) Property-Level Asset Management Fee. Property-level asset management fee to an Affiliate of the Manager or to the Manager equal to an annualized 0.50% of Effective Gross Income, or a property’s potential gross rental income plus other income less vacancy and credit costs for any applicable period, paid by a special purpose entity in which the Company invests, for providing property-level asset management services. The Company will not be entitled to this fee.

(g) Seller’s Real Estate Brokerage Fee / Real Estate Disposition Fee. Fee to an Affiliate of the Manager or to the Manager of up to 2.0% of the contract sales price of the property, paid by a special purpose entity in which the Company invests, in connection with an affiliate of the Manager or the Manager providing disposition services for such property. The Company will not be entitled to this fee.

(h) Promoted Interest. A promoted interest to an Affiliate of the Manager or to the Manager paid by a special purpose entity in which the Company invests, in an undetermined amount of such entity’s distributable cash, after all other partners or members of such entity have been paid an agreed upon (6.0% or higher) cumulative, non-compounded preferred return. Company will not be entitled to the promoted interest.

(i) Origination Fee. Origination fee paid by a borrower to Realty Mogul Commercial Capital, Co., an affiliate of the Manager, of up to 2% of the financing amount, when Realty Mogul Commercial Capital, Co. originates a commercial real estate loan or preferred equity investment that is sold to the Company. The origination fee is paid by the borrowing entity and not by the Company. The Company will not be entitled to this fee.

(j) Extension Fee. Extension fee paid by a borrower to Realty Mogul Commercial Capital, Co., an affiliate of the Manager, of up to 1.0% of the financing amount per loan extension, in connection with a commercial real estate loan or preferred equity investment originated by Realty Mogul Commercial Capital, Co. and sold to the Company. The extension fee is paid by the borrowing entity and not by the Company. The Company will not be entitled to this fee.

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(k) Modification Fee. Modification fee paid by a borrower to Realty Mogul Commercial Capital, Co., an affiliate of the Manager, of up to 1.0% of the financing amount per loan modification, in connection with a commercial real estate loan or preferred equity investment originated by Realty Mogul Commercial Capital, Co. and sold to the Company. The modification fee is paid by the borrowing entity and not by the Company. The Company will not be entitled to this fee.

(l) Default Interest. Default interest paid by a borrower to Realty Mogul Commercial Capital, Co., an affiliate of the Manager, in connection with a commercial real estate loan or preferred equity investment originated by Realty Mogul Commercial Capital, Co. and sold to the Company. The default interest will be in an amount as defined under the particular loan agreement. The default interest is paid by the borrowing entity and not by the Company. The Company will not be entitled to this.

(m) Prepayment Penalties. Amounts paid to an Affiliate of the Manager where each prepayment penalty based on the amount of interest that would have accrued on the principal amount of the loan or preferred equity investment at the time of prepayment during the period commencing on the prepayment date and ending on the prepayment penalty period end date. The prepayment penalties will be paid by the borrowing entity and not by the Company. The Company will not be entitled to this.

(n) Exit Fee. Exit fee paid by a borrower to Realty Mogul Commercial Capital, Co., an affiliate of the Manager, of up to1.0% of the financing amount or outstanding loan balance upon the payoff of such loan or calculated as a percentage of the financing amount or outstanding loan balance per extension, in connection with a commercial real estate loan or preferred equity investment originated by Realty Mogul Commercial Capital, Co. and sold to the Company. The exit fee is paid by the borrowing entity and not by the Company. The Company will not be entitled to this fee

3. Governing Law. This Third Amendment shall be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflict of laws.

4. Counterparts; Facsimile or Electronic Signatures. This Third Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Third Amendment and all of which, when taken together, shall be deemed to constitute one and the same amendment. This Third Amendment may be executed and delivered by facsimile or electronic means and such execution will be deemed to be an original.

5. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Third Amendment.

6. Binding Effect. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

7. Second Amended Agreement in Effect. The Second Amended Agreement, the First Amendment and the Second Amendment, as amended by this Third Amendment, shall remain in full force and effect.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Third Amendment as of the day and year first above written.

MANAGER:

RM Adviser, LLC

By:	/s/ Eric Levy
Name:	Eric Levy
Title:	Vice President, Portfolio Manager

MEMBER:

RM Sponsor, LLC

By:	Realty Mogul, co.
Its:	Sole Member

By:	/s/ Jilliene Helman
Name:	Jilliene Helman
Title:	Chief Executive Officer

[Signature Page to Third Amendment to the Second Amended and Restated Limited Liability Company Agreement of MogulREIT I, LLC]